Exhibit 10.24

RENEWAL AMENDMENT

TO REAL ESTATE BROKERAGE FRANCHISE AGREEMENT

This Renewal Amendment to Real Estate Brokerage Franchise Agreement (“Renewal Amendment”) is made and entered into as of March 4, 2004 (the “Effective Date”), by and between The Prudential Real Estate Affiliates, Inc., a Delaware corporation (“Franchisor”), and Watermark  Realty, Inc., a Delaware corporation, doing business in the State of Florida as Prudential Florida WCI Realty (“Franchisee”).

A.       Pursuant to that certain Real Estate Brokerage Franchise Agreement between Franchisor and Franchisee dated July 1, 1999 (“Old Franchise Agreement”), Franchisee has the right, subject to certain conditions as more fully set forth in the Old Franchise Agreement, to renew its franchise relationship with Franchisor upon the then current form of franchise agreement being offered by Franchisor.

B.       Franchisee has notified Franchisor of its decision to renew the franchise relationship.  Franchisor and Franchisee have negotiated a new long term contract and is executing, concurrently herewith, Franchisor’s current form of franchise agreement (“New Franchise Agreement”).

C.       Franchisor and Franchisee wish to amend the expiration date of the Old Franchise Agreement to coincide with the effective date of the New Franchise Agreement.

D.          Franchisor and Franchisee acknowledge and agree that certain provisions of the New Franchise Agreement being executed by Franchisee concurrent1y herewith are not applicable to Franchisee by reason of Franchisee’s existing contractual relationship with Franchisor.  By this Renewal Amendment Franchisor and Franchisee wish to reflect their agreement regarding the inapplicability of such provisions.

NOW, THEREFORE, based upon the foregoing facts and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Franchisor and Franchisee agree as follows:

1.        Capitalized terms as used herein shall be as defined in the New Franchise Agreement.

2.        Any amendments, addenda or any other supplements to the Old Franchise Agreement shall be null and void and of no further force and effect as of the Effective Date hereof.

3.        Franchisor and Franchisee agree that the expiration date set forth in paragraph 17.02(e) of the Old Franchise Agreement shall be amended to read March 3, 2004.

4.        Paragraph 5.0l(a) Franchise Fee is omitted in its entirety.

5.        Notwithstanding the provisions of paragraph 5.02 of the Franchise Agreement [***] Continuing Royalty rate of [***] shall be payable on all Gross Revenues generated by Franchisee.

6.        The first clause of Paragraph 5.02(g), reading as follows, is omitted in its entirety:

“No Continuing Royalty shall be payable with respect to commissions or referral fees arising from transactions subject to a binding written agreement prior to the date hereof,”

7.        Paragraph 5 .02(h) is hereby deleted in its entirety and replaced by the following:

“(h)        For each Anniversary Year Franchisee’s minimum Continuing Royalty will be equal to Fifteen Thousand Dollars ($15,000).   If Franchisee fails to pay the minimum Continuing Royalty in any Anniversary Year, Franchisor shall, following the end of such Anniversary Year, notify Franchisee of the amount by which Franchisee has failed to meet the minimum Continuing Royalty.  Franchisee shall pay to Franchisor such amount within 30 days after receipt by Franchisee of such notice.”

8.       According to the terms contained in subparagraph 6.02(a) of the Old Franchise Agreement, Franchisee was granted the right, subject to certain conditions, to extend its Franchise relationship for two consecutive five year terms.  That paragraph in the New Franchise Agreement is now amended and the following shall be substituted therefor:

“(a)       Subject to the terms and conditions contained in this paragraph 6.02, and upon the condition that Franchisee’s reported average annual Gross Revenues for the three (3) prior Anniversary Years is equal to or greater than eighty-five percent (85%) of Gross Revenues reported by Franchisee on the Effective Date hereof, Franchisee shall have the right to extend its Franchise relationship for one additional five-year term upon the following conditions:”

9.        Notwithstanding the provisions of paragraph 6.02(a)(iv) of the Franchise Agreement, Franchisor hereby agrees to waive the renewal fee in the amount of $7,250.00.

10.      Paragraph 8.01 Affiliate Integration Program is omitted in its entirety.

11.      Paragraph 8.02 Sales Associate Orientation is omitted in its entirety.

12.     Paragraph 9.10(a) is amended to include the following languge “related to Gross Revenues” at the end of the first sentence.

13.     Paragraph 11.02(h) is hereby deleted in its entirety and replaced by the following:

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.  Omitted portions have been filed separately with the Commission.

“(h)    If Franchisee fails for two consecutive Anniversary Years, which may include the last Anniversary Year of the prior term, to achieve Gross Revenues sufficient to generate a total Continuing Royalty for each such consecutive Anniversary Year of at least Fifteen Thousand Dollars ($15,000).”

14.      Right of First Refusal.

Franchisor acknowledges that Franchisee has notified Franchisor that it may, or its parent, WCI Communities, Inc. (“WCI”) may, for business reasons during the term of the Franchise Agreement, seek to effectuate either a sale of all or part of WCI, or potentially a Transfer of al1 or part of the Franchised Business other than as permitted by paragraphs 10.02 (b) through (e).  Franchisor further acknowledges that Franchisee has expressed concern over Franchisor’s right, pursuant to the terms of Articie X of the Franchise Agreement, to neither consent to a proposed Transfer nor exercise its right of first refusal as more particularly set forth therein.  In order to address Franchisee’s concerns in this regard with respect to a proposed  Transfer of all or part of WCI or of the Franchised Business to a Qualified Person, the provisions of paragraph 10.02 (g) shall be deleted and the provisions  of paragraph  10.03 (c) shall be modified to exclude subparagraph  (iii).

A “Qualified Person” shall mean (1) any entity the equity interests of which are traded on the NASDAQ or a major securities exchange and have an equity market capitalization in excess of $250,000,000 and is not a Direct Competitor of Franchisor or its affiliates, Prudential Residential Services, LP. or Prudential Relocation, Inc. or (2) with respect to a Transfer of the Franchised Business, any entity with a net worth as determined in accordance with GAAP of at least $20,000,000, the executive officers and five percent (5%) Equity Holders of which, satisfy each of the following conditions:

(a)       Has not filed a voluntary or caused to be filed an involuntary petition in bankruptcy within the last ten years, or if such a voluntary or involuntary petition was filed, the petition was dismissed within 30 days of filing with no adjudication of bankruptcy, or has not filed a dissolution proceeding within the last ten years, or if such a dissolution proceeding was filed, the dissolution proceeding was dismissed within 30 days of filing with no adjudication of dissolution;

(b)                          Has not had a real estate broker’s license suspended or revoked, unless such license or a substitute license was reinstated within seven days thereof;

(c)       Has not violated trust account ru1es or regulations;

Has not materially violated any federal, state or local laws, rules and regulations and,

(d)                          Is not a Direct Competitor of Franchisor or its affiliates, Prudential Residential Services, L.P. or Prudential Relocation, Inc., and does not own or operate a franchise of such a Direct Competitor.

As used herein, the term “Direct Competitor” shall include, but not be limited to, a person  or eniity that owns, operates, controls or is controlled by a national or local franchisor of real estate brokerages or relocation company whose primary business is to facilitate the transfer of employees on behalf of corporate clients and/or govermnent employees.

15.    Additional Location Fees.  Notwithstanding the provisions of subparagraph 5.01(b) of the Franchise Agreement, Franchisor has agreed to waive the Additional Location Fees for any Additional Locations opened by Franchisee within an Exclusive Territory, as such term is defined in the Second Amendment to Real Estate Brokerage Franchise Agreement being executed concurrently herewith, during the initial term of the Franchise Agreement.

16.      Ancillary Services.  With reference to subparagraph 9.13 of the Franchise Agreement, Franchisor acknowledges that Franchisee’s equity holders, directors, officers and certain employees and Franchisee’s affiliates currently engage in, and intend to engage in the future, in real estate related business which offer mortgage services, title insurance, escrow services, appraisal services and other ancillary services related to the home sales process and Franchisor hereby consents thereto.  No Continuing Royalties shall be payable with respect to the gross  revenues of such ancillary businesses so long as there is no use of tbe Service  Marks in connection therewith.  No Continuing Royalties shall be payable with respect to processing and handling fees charged by Franchisee, and processing and handling fees are not included as part of the defined term for Gross Revenues.  Further, the defined term Residential Property M.anagernent Actitivities shall include services related to renting real estate in excess of 60 days up to a maximum of six months, but not selling real estate of any kind.

17.     Real Estate Activities by Affiliated Entities.  Franchisor hereby acknowledges that Franchisee currently has, and intends to have in the future, affiliated entities (Real Estate Related Business “RERB’s”), which are involved in the development, construction, sale and limited resale of residential and commercial properties developed by such RERB’s including, but not limited to the Bay Colony Development in Naples, Florida as well as the Builder Program associated with Watermark, Inc., and Franchisor consents thereto.  Franchisor agrees that no Continuing Royalties shall be payable with respect to the gross revenues of such real estate activities as described herein so long as there is no use of the Service Marks in connection therewith.

18.      Franchisee hereby represents and warrants to Franchisor that it has carefully reviewed Exhibit D to the Franchise Agreement and that Exhibit D contains complete information respecting the owners, members, managers, partners, officers and directors, as the case may be, of Franchisee.

19.        Confidentiality.   Franchisee acknow1edges that Franchisor is willing to enter into this Renewal Amendment subject to the condition that Franchisee maintains the confidentiality of this Renewal Amendment as set forth in this paragraph.  Franchisee agrees that it will maintain the confidentiality of this Renewal  Amendment and will not permit the terms hereof or the content of  discussions between Franchisee and Franchisor or their representatives related hereto to be disclosed to any parties other than the parties hereto and Franchisee’s officers, shareholders, attorneys and accountants and also agrees that it shall cause any party to which it discloses such terms or conditions to maintain the confidentiality of such information and not to disclose such informatlon to any parties other than those  to whom Franchisee is permitted to make disclosures under this paragraph.  Franchisor acknowledges that this paragraph shall not prohibit Franchisee from making disclosures required by law.  Franchisee agrees however, that prior to making such disclosure it shall provide Franchisor with prompt notice of such requirement and shall cooperate with Franchisor in seeking a protective order waiving such disclosure and obtaining reliable assurance that confidential treatment will be accorded to any confidential information disclosed.

20.  All other terms and conditions of the New Franchise Agreement not specifically modified herein remain in full force and effect.

IN WITNESS WHEREOF Franchisor and Franchisee have caused this Renewal Amendment to be executed on the date first set forth above.

FRANCHISEE:

WATERMARK REALTY, INC.
a Delaware corporation

BY:	/s/ Roger A. Herman
ITS:	President
BY:	/s/ James D. Cullen
ITS:	Vice President

FRANCHISOR:

THE PRUDENTIAL REAL ESTATE AFFILIATES, INC.
a Delaware corporation

BY:	/s/ Earl W. Lee
Earl W. Lee
Its:	President

BY:	/s/ Kathie S. Lee
Kathie S. Lee
Its:	Vice President, Corporate Counsel
and Assistant Secretary